Exhibit 10.18
BY E-MAIL AND OVERNIGHT MAIL
March 17, 2005
Ms. Marie Graul
1987 Selkirk Court
Inverness, IL 60010
Dear Marie:
     Subject to the completion of a background check acceptable to Tandem and the vote of the shareholders, it is my pleasure to invite you to join the Board of Directors of Tandem Health Care, Inc. (“the Board”). There is an audit committee meeting scheduled for March 28, 2005 at 1:00 AM (ET) by conference call. I invite you to participate on that call.
     As we have discussed, you will be reimbursed for expenses associated with attending meetings and fulfilling your duties as a Director. Please submit these expenses to Sharon Mason, Corporate Office Manager at the Maitland, Florida office.
     I am pleased to offer you a grant of 20,000 stock options at fair market value, subject to the approval of the Board at the next meeting.
     You will receive $25,000 per year, payable quarterly, in advance for fulfilling all of your duties as a Tandem Board member beginning with the second quarter of 2005. Tandem has historically scheduled four quarterly in-person meetings per year with additional conference calls as necessary. The frequency of these meetings may increase as the needs of the Company require.
     If you are in agreement with the above, please sign two copies of this letter, and return one to me.
     I am very excited about having you join the Tandem Health Care Board of Directors and I look forward to a very successful relationship.
Sincerely,
/s/ Lawrence R. Deering
Lawrence R. Deering
Chairman and CEO
800 Concourse Parkway S., Suite 200, Maitland, FL 32751
Tel (407) 571-1550 Fax (407) 571-1599

Graul Board Letter

Agreed to in all respects:

Date:	March 19, 2005

By:	/s/ Marie Graul

Marie Graul

cc:	William Matthes
Mark Visser
John Whitman
Rob Gluskin
Phil Hertik
Joe Conte
Gene Curcio
Rosemary Corsetti
Sharon Mason
Stephanie Ho
Hertik Board.doc 2/10/05